As filed with the Securities and Exchange Commission on March 4, 2022

Registration No. 333-250202

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

FTS International, Inc.

(Exact name of registrant as specified in its charter)

Delaware	30-0780081
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

777 Main Street, Suite 2900 Forth Worth, Texas	76102
(Address of Principal Executive Offices)	(Zip Code)

FTS International 2020 Equity and Incentive Compensation Plan

(Full title of the plan)

Robert J. Willette

Secretary

FTS International, Inc.

777 Main Street, Suite 2900

Fort Worth, Texas 76102

(Name and address of agent for service)

(817) 862-2000

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒

Non-accelerated filer ☐	Smaller reporting company ☒

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

FTS International, Inc. (the “Registrant”) is filing this post-effective amendment relating to the Registration Statement on Form S-8 filed by the Registrant on November 19, 2020 (File No. 333-250202) (the “Registration Statement”) registering 2,160,492 worth of shares of the Registrant’s Class A common stock, par value $0.01 per share, registered by the Registrant pursuant to the Registration Statement.

Effective as of March 4, 2022, as contemplated by the Agreement and Plan of Merger, dated as of October 21, 2021, among the Registrant, Profrac Holdings, LLC (“Profrac”) and Profrac Acquisitions, Inc. (“Merger Sub”), as amended by Amendment No. 1 to Agreement and Plan of Merger, dated March 1, 2022, referred to as the Merger Agreement, pursuant to which Merger Sub merged with and into the Registrant (the “Merger”), with the Registrant surviving the Merger as a majority owned subsidiary of Profrac.

As part of the Merger, the Registrant has terminated any and all offerings of the Registrant’s securities pursuant to existing registration statements, including the Registration Statement. In accordance with the undertakings made by the Registrant in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the Registrant’s securities that remain unsold at the termination of the offering, the Registrant hereby removes from registration, by means of this post-effective amendment to the Registration Statement, any and all securities registered under the Registration Statement that remain unsold as of the effectiveness of the Merger on March 4, 2022 and to terminate the effectiveness of the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on March 4, 2022.

FTS International, Inc.

By:	/s/ Robert J. Willette
	Name:	Robert J. Willette
	Title:	Secretary

NOTE: No other person is required to sign this Post-Effective Amendment No. 1 to the Registration Statement in reliance upon Rule 478 under the Securities Act of 1933, as amended.